Exhibit 99.1

Republic Bancorp, Inc. Declares Special Common Stock Cash Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 14, 2012--Republic Bancorp, Inc. (NASDAQ: RBCAA) (“Republic” or the “Company”), parent company of Republic Bank & Trust Company and Republic Bank, announced today that its Board of Directors (the “Board”) has approved a one-time special cash dividend of $1.10 per share on Class A Common Stock and $1.00 per share on Class B Common Stock. The special cash dividend will be payable December 21, 2012 to shareholders of record as of November 30, 2012.

In addition, the Board also declared the Company’s regular quarterly cash dividend of $0.165 per share on Class A Common Stock and $0.15 per share on Class B Common Stock. The regular quarterly dividend payment will be payable January 18, 2013 to shareholders of record as of December 21, 2012.

“As we approach the end of back-to-back record years, I am extremely pleased to reward our loyal shareholders with a special cash dividend in addition to our regular quarterly dividend,” said Steve Trager, Republic’s Chairman and CEO. “This special dividend is not only a reward for our past successes, but also represents our confidence in the Company’s future prospects. Given our strong capital levels and the possible significant increases in tax rates for 2013 as we approach the U.S. Government’s ‘fiscal cliff,’ it is an opportune time to provide this special dividend distribution to our shareholders. After this special dividend, our capital ratios will continue to be very strong and the Company will remain well-positioned to support continued organic balance sheet growth and expansion through acquisitions, should opportunities arise. We remain humble in our success, yet unwavering in our outlook for the future. As always, we remain steadfast in our slogan ‘We were here for you yesterday. We are here for you today. We will be here for you tomorrow,’” concluded Trager.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville, three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany, one banking center in Franklin (Nashville), Tennessee, and one banking center in Bloomington (Minneapolis), Minnesota. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Blue Ash (Cincinnati), Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and is headquartered in Louisville, Kentucky. Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

We were here for you yesterday. We are here for you today. We will be here for you tomorrow.®

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, future acquisitions, current expectations and assumptions regarding its business, the economy and other future conditions. Forward-looking statements can be identified by the use of the words “expect,” “anticipate,” “believe,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements.

CONTACT:
Republic Bancorp, Inc.
Steve Trager, Chairman and Chief Executive Officer, 502-584-3600